Blackboxstocks, Inc. Announces 1 for 3 Reverse Stock Split

Dallas, TX – July X, 2019 -- Blackboxstocks Inc. (OTC PINK: BLBX) (“Blackbox”), a developer of real-time web and mobile based analytical software tools for stock and options traders, today announced that its Board of Directors has approved a reverse stock split of its common shares at a ratio of 1-for-3. The reverse stock split will become effective at the close of trading on Monday, July 15, 2019. The shares will begin trading on the split-adjusted basis under the Company's existing trading symbol "BLBX" at the open of trading on Tuesday, July 16, 2019.

The Board is effectuating the reverse stock split with the primary intent of increasing the market price of the Company’s common stock making it more attractive to a broader range of institutional and other investors and to facilitate a potential uplisting to a national securities exchange.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 23.1 million to approximately 7.7 million. Adoption of the Reverse Stock Split will reduce the shares of Common Stock outstanding but will not affect the number of authorized shares of Common Stock. The Reverse Stock Split will have no effect on the par value of the Common Stock.

The reverse stock split uniformly affects all issued and outstanding shares of the Company’s common stock and will not significantly alter any stockholder's percentage ownership interest in Blackboxstocks. No fractional shares will be issued in connection with the reverse stock split. Each stockholder that would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one (1) whole share of Common Stock in lieu of such fractional share as a result of the reverse stock split.

Securities Transfer Corporation is acting as the exchange agent and transfer agent for the reverse stock split and will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split stock certificates. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates because your broker will make the appropriate adjustment to the number of shares held in your account following the Effective Date.

About Blackboxstocks, Inc.

Blackboxstocks, Inc. is a unique financial technology and social media platform that offers both web and mobile-based analytical software tools for stock and options traders of all levels. The Blackbox platform employs “predictive technology” enhanced by artificial intelligence to find volatility and unusual market activity that may result in rapid changes in a stock’s price. Long before the market opens, Blackbox servers drive proprietary algorithms at near light speed, similar to those used in “high frequency trading” (HFT), monitoring and analyzing over 13,000 stocks and options traded on the NYSE, NASDAQ, and OTC exchanges. Blackbox provides its users with a fully interactive chat and social media platform that is integrated into a simple and easy to use dashboard. Most recently, a live audio/video feature was introduced that enables subscribers to broadcast on their own channels in order to share trading strategies and market insight within the Blackbox community. Blackboxstocks has a growing base of users that spans 42 countries; current subscription fees are $99.97 per month or $959.00 annually. For more information, go to: www.blackboxstocks.com

Contacts:

Investors@blackboxstocks.com

Stephanie Prince

Managing Director

PCG Advisory

P: (646) 762-4518

sprince@pcgadvisory.com